                                                                    EXHIBIT 99.2

Wednesday, April 30, 2003

Oglebay Norton Company
North Point Tower
1001 Lakeside Avenue, 15th Floor
Cleveland, Ohio   44114

Dear Secretary,

I hereby tender my resignation as a member of the Board of Directors of Oglebay Norton Company, to be effective Wednesday, April 30, 2003.

Sincerely,

/s/ John N. Lauer
-----------------
John N. Lauer